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                     On Site Sourcing Inc.
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                     On Site Sourcing Inc.
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On-Site Sourcing to be Acquired by U.S. Technologies
7/31/0 10:43 (New York)


    ARLINGTON, Va., July 31 /PRNewswire/ -- On-Site Sourcing (Nasdaq: ONSS) today announced that it has entered into definitive agreement to be acquired by U.S. Technologies (OTC Bulletin Board: USXX) for approximately $35 million in U.S. Technologies' common stock and cash.

    Under the terms of the agreement, On-Site Sourcing shareholders will exchange their shares for approximately 26.25 million U.S. Technologies shares and $8.75 million in cash. This assumes that the maximum cash election is made by holders of On-Site shares that would be outstanding if all outstanding options and non-public warrants were exercised before closing. The transaction value for On-site shares is at least $5.00 based on the agreed terms and recent market prices. On-Site's publicly traded warrants to buy shares at $6.00 are expected to be converted to U.S. Technologies' warrants.

    The transaction is subject to completion of due diligence, negotiations and execution of definitive agreements, which the companies believe will be completed by September. Closing will be subject to usual conditions including shareholder approvals and SEC registration of the securities to be issued in the merger, as will adoption of U.S. Technologies' already announced charter amendment to increase the common shares it is authorized to issue. The companies hope to complete these steps and close the merger early next year. U.S. Technologies will soon decide whether to delay its upcoming 2000 annual meeting for election of its directors or to hold a special meeting of its stockholders for votes on this merger and other planned votes such as the charter amendment.

    Christopher J. Weiler, chief executive officer of On-Site Sourcing, noted, "I believe that this deal represents an excellent value for the shareholders of On-Site Sourcing. Not only will it give our stockholders a significant premium over the recent stock price, but it also offers the opportunity to invest in a rapidly expanding company -- U.S. Technologies -- that's on the early stage of a very exciting and compelling market opportunity.

    "Access to capital has been one of the issues that has restricted us from expanding more rapidly into new vertical markets and new geographic territories," he added. "Joining U.S. Technologies not only gives us access to capital to accelerate our expansion plans, but gives all U.S. Technologies' associated companies the opportunity to share technologies and cross-market our services to a much wider customer base."

    "On-Site Sourcing has experienced dramatic top- and bottom-line growth over the past year, and it has an excellent reputation in the document management community," said Gregory Earls, chairman and chief executive officer of U.S. Technologies. He added, "With this acquisition, U.S. Technologies will be able to transfer leading-edge technologies developed by some of our Internet associated companies to On-Site's robust customer base. On-Site's financial performance and customer depth represent the type of company we want to add to our growing portfolio."

    "We are excited about this transaction and the opportunity it will give us to provide our customers with the corporate Internet technology applications and solutions available from U.S. Technologies' associated companies like Portris," said Weiler. "Our customers have asked us to supply more and more Internet-based services that can enhance their productivity and profitability and this merger will enable us to achieve that goal more rapidly," he added.

    Portris, one of U.S. Technologies' associated companies, is developing an

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XML-based collaborative network for multi-site, simultaneous document management. Portris' technology will allow customers to manage vast amounts of data and information technology more efficiently and productively in a scaleable, secure and real-time fashion. Portris has targeted three markets -- legal services, consulting, and financial services -- all of which are markets where On-Site Sourcing already has strong penetration and long-term customer relationships. "We believe Portris' technology has the potential to revolutionize the manner in which companies manage data, knowledge and information," Earls remarked.

    "As an example of the power of this merger, On-Site Sourcing will enable Portris to accelerate its market penetration and revenue-ramp up. There are several other exciting opportunities being developed by our associated companies for similar strategic relationships," Earls stated. Weiler concurred and added, "We believe that merging state-of-the-art Internet technologies with established operating companies like On-Site is an excellent growth strategy. We can blend the vertical market penetration of U.S. Technologies' operating units with the unique Internet capabilities of Portris."

    U.S. Technologies also announced that its Board of Directors has decided to initiate efforts to divest its current prison-based outsourcing services business so that it may focus exclusively on its transformation into a distributive Internet operating company. "Both this merger and the divestiture of our prison-based outsourcing sector are important steps in this transformation," stated Earls.

    "U.S. Technologies believes that the successful Internet company of the future is moving towards a model in which associate companies combine their capabilities and technologies to offer each other's respective customer base a more comprehensive suite of services. This merger has been contemplated with this strategic direction in mind," concluded Earls.

    U.S. Technologies operates as a developer of Internet enterprises, with an emphasis on the support of technology-driven start-ups and early stage business-to-business companies. It has recently been named one of the Top 50 technology companies to watch in the Washington, DC metro area by dbusiness.com.

    On-Site Sourcing provides digital imaging, document management, litigation reprographics services, and facilities management throughout the East Coast. On-Site's clients include law firms, corporations, non-profit organizations, accounting firms, financial institutions and other organizations. On-Site currently operates in the New York City, Washington, D.C, Atlanta, Philadelphia and Baltimore markets.

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company's strategies to improve operating performance. A number of risks and uncertainties could cause actual results, events and developments to differ from expectations, including the effectiveness of programs to increase revenues and cash flow and to reduce costs, and the actions of competitors. On-Site undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Any securities to be issued pursuant to the proposed merger described in this press release will be issued pursuant to applicable provisions of the Securities Act of 1933. Investors are urged to

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read the relevant documents to be filed with the Securities and Exchange
Commission, which will contain important information about the transaction. Investors can obtain any document filed with the Commission free at the Commission's web site, http://www.SEC.GOV.